Exhibit 99.1

Castlerigg Master Investments Ltd.

c/o Sandell Asset Management Corp.

40 West 57th Street, 26th Floor

New York, New York 10019

November 30, 2006

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, New York 12065

Attention: Thomas A. Polich, Esq., General Counsel/Assistant Secretary

Dear Sir:

Reference is made to the Securities Purchase Agreement dated as of May 25, 2006 (the “Securities Purchase Agreement”) between DayStar Technologies, Inc. (the “Company”) and Castlerigg Master Investments Ltd. and the Transaction Documents entered into in connection therewith. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Securities Purchase Agreement.

As you know, our deadline for negotiating a final agreement with respect to a potential restructuring of the Note and other Transaction Documents (the “Potential Transaction”) was the close of business on November 30, 2006. Due to a lack of progress, we hereby notify you that we are terminating our negotiations with you with respect to the Potential Transaction. We may resume discussions with you with respect to the Potential Transaction in the future.

We note that you have not provided us, and we have not received, any material, nonpublic information regarding the Company or any of its Subsidiaries. As you know, we are not subject to any confidentiality agreement; therefore, under SEC Regulation FD, if you had provided us with any such information, you would be required to publicly disclose such information no later than 24 hours after its initial disclosure.

We also note that pursuant to Section 4(h) of the Securities Purchase Agreement, you have represented and acknowledged that the Buyer shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders, representatives or agents, that is not disclosed in the 8-K Filing. Further, you have agreed that the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees, stockholders, representatives and agents, not to, provide the Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express prior written consent of the Buyer.

We reserve all rights and remedies we have or may have under the Note and the other Transaction Documents. This letter and all related discussions between the parties shall not be deemed a waiver of any of our rights or remedies under, or as an amendment to or modification of, the Note or any of the other Transaction Documents.

Very truly yours,

CASTLERIGG MASTER INVESTMENTS LTD.

By:
Name:
Title:

cc:	Leslie M. Apple, Esq.
Whiteman Osterman & Hanna LLP
Sandra E. Mayerson
Holland & Knight LLP
Morris D. Weiss
Tejas Securities Group, Inc.